Form 10-K, Exhibit 13
period 1993-12-03
HARTFORD STEAM BOILER INSPECTION & INSURANCE CO
filed 1994-03-30
CIK 310823

                                                          EXHIBIT 13(ii)

MANAGEMENT'S DISCUSSION AND ANALYSIS OF CONSOLIDATED FINANCIAL CONDITION AND RESULTS OF OPERATIONS
December 31, 1993

SUMMARY OF RESULTS OF OPERATIONS

Income after taxes and before accounting changes for 1993 was $13.1 million or $.63 per share compared to 1992 earnings of $56.3 million or $2.71 per share and 1991 earnings of $73.9 million or $3.53 per share. Results for 1993 were significantly impacted by a $20 million restructuring charge, increased claims and adjustment expenses, increased costs of reinsurance and a reduced level of realized gains.
      Total revenues were substantially unchanged at $636.1 million in 1993 compared to $636.7 million in 1992, which was 6.2 percent higher than revenues of $599.5 million in 1991. In 1993, increased insurance premiums were offset by lower investment income and lower realized gains. Net engineering services revenue was substantially unchanged in 1993 from 1992. In 1992, insurance and net engineering services revenues increased 7.6 percent and 9.8 percent respectively from 1991, and income from investment operations decreased from 1991.

[TOTAL REVENUES CHART -- SEE EDGAR APPENDIX]

      Insurance operations sustained an operating loss of $26.4 million in 1993 compared to operating gains of $1.8 million and $22.9 million in 1992 and 1991, respectively. Engineering services operating gain decreased 19.7 percent to $11.8 million in 1993 from $14.7 million in 1992, and the net margin decreased in 1993 to 5.1 percent from 6.4 percent in 1992. Income from investment operations decreased 11.8 percent to $55.4 million from $62.8 million in 1992. Income from investment operations in 1992 was 10.7 percent lower than 1991 income from investment operations of $70.4 million. The decline in income from investment operations in 1993 resulted from lower interest rates, lower realized gains and a decrease in the average invested assets in 1993 compared to prior years.
      In the third quarter of 1993, the Company recorded a $20 million charge to operations for the cost of restructuring its insurance and engineering services businesses. Restructuring costs include severance and other costs related to approximately 300 planned staff reductions and charges related to a realignment of the Company's operations. In 1993, the Company changed its method of presenting its participation in Engineering Insurance Group ("EIG"), an insurance association, from the proportional consolidation method to the equity method of accounting. This change had no impact on the Company's reported net income, and all prior year amounts have been reclassified accordingly.
      Dividends paid in 1993 were $2.12, an increase of 4.4 percent from the $2.03 paid in 1992 which increased 9.7 percent from the $1.85 paid in 1991.

Insurance Operations

The operating loss sustained by insurance operations was the result of an increase in claims and adjustment expenses in 1993. Underwriting and inspection expenses increased 8.2 percent to $112.3 million from $103.8 million in 1992, which increased 7.8 percent from 1991. The Company's claims and adjustment expenses in 1993 include weather related losses from the 1993 winter storms and midwest floods of $5.3 million and $6.8 million, respectively. The 1992 claims and adjustment expenses included $15.0 million related to hurricane Andrew, net of reinsurance of $23.8 million. Insurance operations in 1993 were also impacted by higher reinsurance costs. Recent experience within the Company's excess of loss reinsurance treaty, including losses related to hurricane Andrew and other large losses, resulted in increased reinsurance costs in the second half of 1993. Underwriting and inspection expenses in 1993 include increases in employee related, travel and certain system development costs. Restructuring activities including staff reductions are expected to have a positive impact on underwriting and inspection expenses in 1994. Policy acquisition expenses of $64.2 million were substantially unchanged in 1993, but were lower as a percentage of insurance premiums.

[INSURANCE REVENUES CHART -- SEE EDGAR APPENDIX]

      Insurance premiums increased $6.3 million to $349.2 million in 1993 from $342.9 million in 1992. The 1.8 percent increase in insurance premiums was made up of increases in net coverages and prices and net new business offset by higher reinsurance costs. The increase in new business in 1993 was primarily attributable to growth in reinsurance assumed. The net increases in coverages and prices in 1993 were primarily due to the impact of a program the Company began early in 1993 to increase prices for its major customers in response to loss experience. Price competition continues to depress results in the property/casualty industry, and the Company is prepared to experience flat or lower revenues to accomplish improved profitability in 1994. In addition, the weak U.S. economy has encouraged customers to select insurance programs with modest price adjustments but higher deductibles, contributing to slower premium growth. This, combined with the Company's re-underwriting efforts should have a positive future impact on both the frequency and severity of losses.
      Claims and adjustment expenses increased $26.7 million or 15.5 percent in 1993 after increasing $33.3 million or 23.9 percent in 1992. The components of claims and adjustment expenses net of reinsurance were as follows:

                                                                   1993           1992           1991
      Provision for claims and adjustment expenses
         occurring in the current year  . . . . . . . . . . . .  $  172.2       $ 146.3       $   119.4
      Change in estimated claims and
         adjustment expenses established
         in prior years . . . . . . . . . . . . . . . . . . . .      26.9          26.1            19.7
                                                                 --------       -------        --------
      Claims and adjustment expenses  . . . . . . . . . . . . .  $  199.1       $ 172.4       $   139.1
                                                                 ========       =======       =========

The 1993 loss ratio of 57.1 percent, compares to 50.3 percent for 1992 and 43.6 percent for 1991. During 1993, the Company increased the incurred but not reported reserve by $10.2 million. The 1993, 1992 and 1991 claims and adjustment expenses included adverse development of prior years reserves. The adverse development of the 1992, 1991 and 1990 year end reserves was attributable to the settlement of certain large losses for which the Company initially determined it would not have liability; the settlement of some outstanding claims for more than was originally anticipated; unusually late notice of loss provided by the insured for several large losses; and reserves established for losses on which the coverage is being contested. The adverse development of the 1991 year end reserve was also impacted by two large December losses. The gross claims and adjustment expense reserve at year end 1993 was $214.4 million compared to the reserve at year end 1992 of $172.7 million. At December 31, 1993 the claims recoverable from reinsurers was $44.5 million compared to $39.9 million at December 31, 1992.

Engineering Services Operations

Net engineering services revenues were substantially unchanged in 1993 at $231.5 million from $231.0 million in 1992, which was 9.8 percent higher than revenues of $210.3 million in 1991. The flat revenue in 1993 reflects slight price increases, offset by lower volume. Engineering services operating gain decreased 19.7 percent to $11.8 million in 1993 from $14.7 million in 1992 and $14.0 million in 1991. The margin decreased to 5.1 percent in 1993 from 6.4 percent in 1992 and 6.7 percent in 1991. The Company anticipated engineering services revenue growth to slow during 1993 as the Company focused on higher margin business. Revenues and operating gains were lower than anticipated due to the deferral of engineering services projects caused by the general weakness in the economy and government indecision resulting from changes in the Washington Administration. The Company anticipates improved margins in 1994 as the benefits of the expense reduction programs begun in 1993 are realized.

[ENGINEERING SERVICES CHART -- SEE EDGAR APPENDIX]

Investment Operations

The Company's investment strategy continues to be to maximize the total return on the investment portfolio over the long-term -- through investment income and capital appreciation. Income from investment operations, combining net investment income and realized gains, decreased in 1993 to $55.4 million from $62.8 million in 1992 and $70.4 million in 1991. Net investment income was $29.3 million in 1993 compared to $32.0 million in 1992, a decrease of $2.7 million or 8.4 percent. In 1992, net investment income decreased 12.3 percent from $36.5 million in 1991. The decreases were primarily the result of declines in interest rates and decreases in average invested assets. The decreases in average invested assets were the result of cash used to pay dividends, the repurchase of the Company's stock and the purchase of fixed assets, the combination of which exceeded cash provided by operations. The Company repurchased $9.8 million and $15.9 million of its stock in 1993 and 1992, respectively. Realized gains were $26.1 million in 1993 compared to $30.8 million in 1992, and $33.9 million in 1991.
      The market value of the portfolio decreased $17.0 million from $523.0 million to $506.0 million. At December 31, 1993, the pretax balance of unrealized gains related to equity securities and fixed maturities was $61.4 million.
      At December 31, 1993, both equity securities, including non-redeemable preferreds, and fixed maturities, including redeemable preferreds, are carried at fair value and are classified as available for sale under the accounting provisions of FAS 115 ("Accounting for Certain Investments in Debt and Equity Securities"). Prior to the adoption of FAS 115, fixed maturities were carried at amortized cost and were classified as held to maturity.
      The credit quality of the Company's bond investments at December 31, 1993 averaged a AA rating. The Company's portfolio does not include any bonds in default as to either principal or interest. Bonds held at December 31, 1993 had an average yield of 7.5 percent. The fair value of bonds at December 31, 1993 was $78.6 million and the amortized cost was $74.4 million. Bonds held at December 31, 1993 with a rating of lower than BBB had a fair value of $2.2 million and an amortized cost of $2.3 million.
      The Company's redeemable preferred stock investments average a BBB rating and yield 8.4 percent. At December 31, 1993, the fair value of these investments was $76.3 million and the cost was $72.3 million.
      The Company has slightly more than half of its invested assets in equity securities accounting for approximately 33 percent of total assets at December 31, 1993. The Company's largest single holding accounts for 1.0 percent of total assets. The Company has an exposure to the movement of the stock market, but its investment strategy remains based on the premise that common stocks provide the highest total return available in the securities markets.

Income Taxes

The effective tax rate for 1993 was 22 percent compared to 23 percent for 1992 and 27 percent for 1991. The lower tax rates in 1993 and 1992 were the result of investment income, much of which is exempt from federal taxes, being a larger proportion of total income before taxes, and the utilization of federal tax credits. The lower effective rate was partially offset by the 1 percent increase in the corporate tax rate.

[INCOME FROM INVESTMENT OPERATIONS CHART -- SEE EDGAR APPENDIX]

Liquidity and Capital Resources

At December 31, 1993, the Company had significant short-term and long-term borrowing capacity. In addition, the Company receives a regular inflow of cash from maturing investments, and maintains a highly liquid investment portfolio.
      The Company manages its cash and short-term investment position to meet its operating expense and claims payment needs. Cash from operating activities was provided by receipts from insurance premiums, engineering services and investment income, offset by payments for claims and operating expenses such as salaries, commissions and taxes.
      As reported in the Consolidated Statements of Cash Flows, the Company had cash provided by operating activities of $62.5 million, $73.8 million and $37.9 million in 1993, 1992 and 1991, respectively. During the same periods, investment transactions provided cash of $16.0 million, $15.9 million and $5.6 million, respectively. The cash provided by operations and investment transactions was used to pay dividends, purchase fixed assets, repurchase Company stock and repay short-term borrowings. The Company repurchased approximately 200,000 and 300,000 shares of its stock in 1993 and 1992, repectively.
      The Company issues short-term commercial paper to fund operating needs. Commercial paper issued by the Company has received an A1+ rating from Standard & Poor's and a P1 rating from Moody's. The Company is currently authorized to issue up to $75 million of commercial paper. At year-end 1993 and 1992, $42.7 million and $52.2 million of commercial paper was outstanding, respectively. The commercial paper outstanding during 1993 and 1992 was primarily used to fund engineering services operations.
      Dividends paid by the Company are limited by state insurance regulations. The current restriction is the greater of 10 percent of statutory surplus or prior year's net income as reported to the regulatory agencies. Currently, the Company can pay $25.9 million in dividends in 1994 without requesting regulatory approval. Due to the Company's strong financial position, regulatory approval was received for the payment of 1993 dividends. The Company expects to be required to request regulatory approval for the payment of dividends in 1994.
      The Company continues to maintain a very conservative capital position when measured by regulatory requirements. In 1993, the Company's written premium to surplus ratio was 1.3 to 1.0, which was well below the maximum leverage point of 3.0 to 1.0 prescribed by state insurance regulators for property/casualty insurance companies. This relatively low ratio and a low debt to equity ratio allow the Company access to adequate capital resources.
      The short-term nature of the liabilities in the Company's insurance business and its continued conservative surplus position allow the Company the flexibility to invest in equity securities and shorter duration fixed maturity investments. As a result of the short duration of the Company's liabilities, increases in inflation would not have a significant impact on the Company's surplus.

      The Company's investments together with its available credit lines combine to give the Company significant sources of liquidity. The Company anticipates that cash flow from operations, the liquidity of its investments and available credit will enable it to meet any foreseeable cash requirements.
      Further enhancing the preservation of capital, the Company maintains reinsurance to limit its exposure to any one hazard to $3.5 million for most of the Company's business, with a $6 million maximum limit in certain instances and catastrophe reinsurance for aggregate net losses greater than $15 million.
      The National Association of Insurance Commissioners ("NAIC") recently finalized the formula for Risk Based Capital ("RBC") requirements for property/casualty insurers. RBC establishes a required statutory surplus level for an insurance company based on the risks inherent in its overall operations. Use of the RBC formula is expected to begin in 1995 for 1994 financial statement data. The application of the current RBC standards to the Company's operations at December 31, 1993 affirms that the Company's statutory surplus exceeds the RBC requirements. The Company does not anticipate that the RBC requirements will affect its ability to conduct its business.

Accounting Changes

At December 31, 1993, the Company adopted Statement of Financial Accounting Standards No. 115 ("FAS 115"), "Accounting for Certain Investments in Debt and Equity Securities". FAS 115 expands the use of fair value accounting for debt and equity securities but retains the use of amortized cost for investments in debt securities that the reporting entity has positive intent and ability to hold to maturity.
      During the year the Company adopted Statement of Financial Accounting Standards No. 112 ("FAS 112"), "Employers' Accounting for Postemployment Benefits" with retroactive application to January 1, 1993. This standard requires the Company to accrue for the cost of postemployment benefits under certain conditions, rather than report them on a cash basis, the prior accounting practice. During the year the Company also adopted Statement of Financial Accounting Standards No. 113 ("FAS 113"), "Accounting and Reporting for Reinsurance of Short-Duration and Long-Duration Contracts". Under the provisions of FAS 113, reinsurance recoverable on unpaid claims and the unearned portion of ceded reinsurance premiums are reported as assets, rather than netted against the related liability accounts.
      In 1992, the Company adopted Statement of Accounting Standards No. 106 ("FAS 106"), "Employers' Accounting for Postretirement Benefits Other Than Pensions", with retroactive application to January 1, 1992. In 1992, the Company also adopted the provisions of Statement of Financial Accounting Standards No. 109 ("FAS 109"), "Accounting For Income Taxes" with retroactive application to January 1, 1989.
      These accounting changes are discussed in further detail in the notes to the financial statements.

CONSOLIDATED STATEMENTS OF OPERATIONS
For the years ended December 31, (in millions, except per share data)

                                                                 1993           1992           1991
REVENUES:
   Insurance premiums   . . . . . . . . . . . . . . . . . .   $   349.2      $   342.9      $   318.8
   Net engineering services . . . . . . . . . . . . . . . .       231.5          231.0          210.3
   Net investment income  . . . . . . . . . . . . . . . . .        29.3           32.0           36.5
   Realized investment gains  . . . . . . . . . . . . . . .        26.1           30.8           33.9
                                                              ---------------------------------------
      Total revenues  . . . . . . . . . . . . . . . . . . .       636.1          636.7          599.5
                                                              ---------------------------------------

EXPENSES:
   Claims and adjustment  . . . . . . . . . . . . . . . . .       199.1          172.4          139.1
   Policy acquisition   . . . . . . . . . . . . . . . . . .        64.2           64.9           60.5
   Underwriting and inspection  . . . . . . . . . . . . . .       112.3          103.8           96.3
   Engineering services   . . . . . . . . . . . . . . . . .       219.7          216.3          196.3
   Interest   . . . . . . . . . . . . . . . . . . . . . . .         1.8            2.5            3.5
   Restructuring  . . . . . . . . . . . . . . . . . . . . .        20.0             --             --
                                                              ---------------------------------------
      Total expenses  . . . . . . . . . . . . . . . . . . .       617.1          559.9          495.7

Equity in operations of insurance association                      (2.1)          (3.4)          (2.8)

INCOME BEFORE TAXES AND CUMULATIVE
                                                              ---------------------------------------
   EFFECTS OF CHANGES IN ACCOUNTING PRINCIPLES    . . . . .        16.9           73.4          101.0
                                                              ---------------------------------------

INCOME TAXES (BENEFIT):
   Current    . . . . . . . . . . . . . . . . . . . . . . .         6.9           18.7           30.2
   Deferred   . . . . . . . . . . . . . . . . . . . . . . .        (3.1)          (1.6)          (3.1)
                                                              ---------------------------------------
      Total income taxes    . . . . . . . . . . . . . . . .         3.8           17.1           27.1

INCOME BEFORE CUMULATIVE EFFECTS
                                                              ---------------------------------------
   OF CHANGES IN ACCOUNTING PRINCIPLES    . . . . . . . . .        13.1           56.3           73.9

Cumulative effects of changes in accounting principles
   (net of income taxes of $1.9 and $7.8, respectively)            (3.6)         (15.1)            --
                                                              ---------------------------------------
NET INCOME  . . . . . . . . . . . . . . . . . . . . . . . .   $     9.5      $    41.2      $    73.9
                                                              =======================================
PER SHARE:
   Income before accounting changes   . . . . . . . . . . .   $    0.63      $    2.71      $    3.53
   Cumulative effects of changes
      in accounting principles  . . . . . . . . . . . . . .       (0.17)         (0.73)            --
                                                              ---------------------------------------
   Net income   . . . . . . . . . . . . . . . . . . . . . .   $    0.46      $    1.98      $    3.53
                                                              =======================================

Average shares outstanding  . . . . . . . . . . . . . . . .        20.7           20.8           21.0

The accompanying notes are an integral part of the consolidated financial statements.

CONSOLIDATED STATEMENTS OF FINANCIAL POSITION
At December 31, (in millions, except per share data)

                                                                 1993           1992
ASSETS:
   Cash   . . . . . . . . . . . . . . . . . . . . . . . . . .  $    7.3      $     8.7
   Short-term investments, at cost  . . . . . . . . . . . . .      53.8           46.8
   Fixed maturities:
      Held to maturity, at amortized cost
         (fair value -- $157.6) . . . . . . . . . . . . . . .        --          151.6
      Available for sale, at fair value
         (cost -- $146.7)                                         154.9             --
   Equity securities, at fair value
      (cost -- $236.8; $239.0)  . . . . . . . . . . . . . . .     290.0          309.9
                                                               -----------------------
      Total cash and invested assets  . . . . . . . . . . . .     506.0          517.0

   Insurance premiums receivable    . . . . . . . . . . . . .      68.5           62.0
   Engineering services receivable    . . . . . . . . . . . .      79.0           71.2
   Fixed assets   . . . . . . . . . . . . . . . . . . . . . .      64.3           67.4
   Participation in pools and associations    . . . . . . . .       8.4           11.3
   Prepaid acquisition costs  . . . . . . . . . . . . . . . .      30.0           30.0
   Capital lease  . . . . . . . . . . . . . . . . . . . . . .      18.3           19.0
   Reinsurance recoverable                                         44.5           39.9
   Other assets   . . . . . . . . . . . . . . . . . . . . . .      58.9           68.6
                                                               -----------------------
      Total assets  . . . . . . . . . . . . . . . . . . . . .  $  877.9      $   886.4
                                                               =======================

LIABILITIES:
   Unearned insurance premiums    . . . . . . . . . . . . . .  $  169.3      $   171.0
   Claims and adjustment expenses   . . . . . . . . . . . . .     214.4          172.7
   Short-term borrowings    . . . . . . . . . . . . . . . . .      42.7           52.2
   Long-term borrowings   . . . . . . . . . . . . . . . . . .        .7             .8
   Capital lease  . . . . . . . . . . . . . . . . . . . . . .      27.7           27.6
   Deferred income taxes    . . . . . . . . . . . . . . . . .       6.9           15.5
   Dividends payable  . . . . . . . . . . . . . . . . . . . .      10.9           11.0
   Employee stock ownership plan    . . . . . . . . . . . . .       3.7            5.6
   Other liabilities  . . . . . . . . . . . . . . . . . . . .      76.9           55.7
                                                               -----------------------
      Total liabilities . . . . . . . . . . . . . . . . . . .     553.2          512.1
                                                               -----------------------

Shareholders' equity:
   Common stock (stated value; shares authorized
      50.0; shares issued 21.3; shares
      outstanding 20.5; 20.7)   . . . . . . . . . . . . . . .      10.0           10.0
   Additional paid-in capital   . . . . . . . . . . . . . . .      33.9           33.4
   Unrealized investment gains, net of tax    . . . . . . . .      44.2           51.9
   Retained earnings    . . . . . . . . . . . . . . . . . . .     280.4          314.8
   Treasury stock, at cost; (shares -- .8; .6)  . . . . . . .     (35.7)         (26.9)
   Benefit plans  . . . . . . . . . . . . . . . . . . . . . .      (8.1)          (8.9)
                                                               -----------------------
      Total shareholders' equity  . . . . . . . . . . . . . .     324.7          374.3
                                                               -----------------------
      Total liabilities and shareholders' equity  . . . . . .  $  877.9      $   886.4
                                                               =======================

      Shareholders' equity per share  . . . . . . . . . . . .  $  15.80      $   18.05

The accompanying notes are an integral part of the consolidated financial statements.

CONSOLIDATED STATEMENTS OF CASH FLOWS
For the years ended December 31, (in millions)

                                                                    1993            1992          1991
OPERATING ACTIVITIES:
Net income  . . . . . . . . . . . . . . . . . . . . . . . . .   $   9.5         $ 41.2        $  73.9
Adjustments to reconcile net income to
   net cash provided by operating activities:
   Depreciation and amortization    . . . . . . . . . . . . .      20.6           19.9           20.3
   Deferred income taxes  . . . . . . . . . . . . . . . . . .      (3.1)          (9.3)          (3.1)
   Realized investment gains, net of tax  . . . . . . . . . .     (16.9)         (20.3)         (22.1)
   Change in:
      Insurance premiums receivable   . . . . . . . . . . . .      (6.5)          (2.5)           (.4)
      Engineering services receivable   . . . . . . . . . . .      (7.8)           1.3          (19.4)
      Prepaid acquisition costs . . . . . . . . . . . . . . .        --           (2.1)           (.4)
      Reinsurance recoverable                                      (4.6)         (39.9)            --
      Unearned insurance premiums   . . . . . . . . . . . . .      (1.7)          14.1            6.2
      Claims and adjustment expenses  . . . . . . . . . . . .      41.7           61.4           (4.4)
      Other                                                        31.3           10.0          (12.7)
                                                                -------------------------------------
         Cash provided by operating activities  . . . . . . .      62.5           73.8           37.9
                                                                -------------------------------------
INVESTING ACTIVITIES:
Fixed asset additions . . . . . . . . . . . . . . . . . . . .     (14.3)         (26.2)         (23.6)
Investments:
   Sale (purchase) of short-term investments, net . . . . . .      (7.2)          (5.1)           7.0
   Purchase of fixed maturities   . . . . . . . . . . . . . .     (29.9)         (36.2)         (17.2)
   Proceeds from sale of fixed maturities   . . . . . . . . .       7.0           15.6           39.1
   Redemption of fixed maturities   . . . . . . . . . . . . .      27.5           21.3           16.3
   Purchase of equity securities  . . . . . . . . . . . . . .    (488.5)        (446.1)        (481.4)
   Proceeds from sale of equity securities    . . . . . . . .     507.1          466.4          441.8
                                                                -------------------------------------
      Cash provided by (used in) investing activities . . . .       1.7          (10.3)         (18.0)
                                                                -------------------------------------

FINANCING ACTIVITIES:
Dividends paid to shareholders  . . . . . . . . . . . . . . .     (43.9)         (42.3)         (38.7)
Increase (decrease) in short-term borrowings, net . . . . . .      (9.5)           5.2           19.3
Repayment of long-term debt . . . . . . . . . . . . . . . . .       (.1)          (5.6)          (5.7)
Repayment of employee stock ownership plan debt . . . . . . .      (1.9)          (1.7)          (1.6)
Issuance (purchase) of treasury stock   . . . . . . . . . . .     (10.2)         (16.4)           1.2
                                                                -------------------------------------
      Cash used in financing activities . . . . . . . . . . .     (65.6)         (60.8)         (25.5)
                                                                -------------------------------------

   Net increase (decrease) in cash  . . . . . . . . . . . . .      (1.4)           2.7           (5.6)

   Cash at beginning of period  . . . . . . . . . . . . . . .       8.7            6.0           11.6
                                                                 ------------------------------------

   Cash at end of period  . . . . . . . . . . . . . . . . . .   $   7.3         $  8.7        $   6.0
                                                                =====================================

The accompanying notes are an integral part of the consolidated financial statements.

CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY
For the years ended December 31, (in millions)

                                                                                  NET
                                              TOTAL                        UNREALIZED
                                             SHARE-             ADDITIONAL INVESTMENT
                                           HOLDERS'     COMMON    PAID-IN       GAINS   RETAINED    TREASURY    BENEFIT
                                             EQUITY      STOCK     CAPITAL    (LOSSES)  EARNINGS       STOCK      PLANS
Balances at December 31, 1990  . . . . .     $348.7      $10.0       $28.4      $56.2     $282.3     $(16.3)     $(11.9)
Net income . . . . . . . . . . . . . . .       73.9         --          --         --       73.9         --          --
Dividends declared   . . . . . . . . . .      (39.9)        --          --         --      (39.9)        --          --
Change in unrealized
   investment gains  . . . . . . . . . .       11.9         --          --       11.9         --         --          --
Benefit plans  . . . . . . . . . . . . .        5.0         --         2.9         --         --        2.1          --
Exercise of stock options  . . . . . . .        3.2         --         1.7         --         --        1.5          --
- -----------------------------------------------------------------------------------------------------------------------
Balances at December 31, 1991  . . . . .      402.8       10.0        33.0       68.1      316.3      (12.7)      (11.9)
- -----------------------------------------------------------------------------------------------------------------------

Net income   . . . . . . . . . . . . . .       41.2         --          --         --       41.2         --          --
Dividends declared   . . . . . . . . . .      (42.7)        --          --         --      (42.7)        --          --
Change in unrealized
   investment gains  . . . . . . . . . .      (16.2)        --          --      (16.2)        --         --          --
Benefit plans  . . . . . . . . . . . . .        4.0         --          .3         --         --         .7         3.0
Exercise of stock options  . . . . . . .        1.1         --          .1         --         --        1.0          --
Purchase of treasury stock . . . . . . .      (15.9)        --          --         --         --      (15.9)         --
- -----------------------------------------------------------------------------------------------------------------------
Balances at December 31, 1992  . . . . .      374.3       10.0        33.4       51.9      314.8      (26.9)       (8.9)
- -----------------------------------------------------------------------------------------------------------------------

NET INCOME . . . . . . . . . . . . . . .        9.5         --          --         --        9.5         --          --
DIVIDENDS DECLARED   . . . . . . . . . .      (43.9)        --          --         --      (43.9)        --          --
CHANGE IN UNREALIZED
   INVESTMENT GAINS  . . . . . . . . . .      (13.0)        --          --      (13.0)        --         --          --
FAS 115 ACCOUNTING CHANGE  . . . . . . .        5.3         --          --        5.3         --         --          --
BENEFIT PLANS  . . . . . . . . . . . . .        1.4         --          .2         --         --         .4          .8
EXERCISE OF STOCK OPTIONS  . . . . . . .         .9         --          .3         --         --         .6          --
PURCHASE OF TREASURY STOCK   . . . . . .       (9.8)        --          --         --         --       (9.8)         --
- -----------------------------------------------------------------------------------------------------------------------
BALANCES AT DECEMBER 31, 1993  . . . . .     $324.7      $10.0       $33.9      $44.2     $280.4     $(35.7)      $(8.1)
=======================================================================================================================

The accompanying notes are an integral part of the consolidated financial statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(dollar amounts in millions)

1. Accounting Policies

CONSOLIDATION The accompanying financial statements present the consolidated accounts of The Hartford Steam Boiler Inspection and Insurance Company and its subsidiaries (collectively, the Company) and are prepared in accordance with generally accepted accounting principles. Significant intercompany transactions and balances have been eliminated. Certain amounts from 1992 and 1991 have been reclassified to conform with the 1993 presentation.

INSURANCE Insurance premiums are net of reinsurance ceded and are earned on a pro rata basis over the contract period. The portion of gross insurance premiums not earned at the end of the period is recorded as Unearned insurance premiums on the Statements of Financial Position. Unearned ceded premiums are recorded as prepaid premiums and are included in Other assets.
      Prepaid acquisition costs, consisting of commissions and premium taxes, are amortized as the related insurance premiums are earned.
      The liability for claims and adjustment expenses for boiler and machinery, property, environmental liability and other coverages represents the estimated liability net of salvage recoverable on outstanding claims and claims incurred but not reported. These liabilities are regularly adjusted based on historical experience and the latest available information from ceding reinsurers. These adjustments are recorded currently through the Statements of Operations.

ENGINEERING SERVICES The Company recognizes the majority of its engineering services revenues as the service is provided, net of related costs of subcontracts of $24.6 million, $33.7 million and $21.8 million in 1993, 1992 and 1991, respectively. Revenues from certain contracts are recognized on the percentage-of-completion method; costs on such contracts are included in operations as incurred. Provisions are made for losses on contracts at the time such losses become known.

INVESTMENTS Short-term investments have a maturity of one year or less and are carried at cost which approximates fair value. Fixed maturities include bonds, notes and redeemable preferred stocks. Equity securities include common and non-redeemable preferred stocks.
      At December 31, 1993, the Company adopted Statement of Financial Accounting Standards No. 115 ("FAS 115"), "Accounting for Certain Investments in Debt and Equity Securities". The Company determined that the fixed maturities held at December 31, 1993 should be classified as available for sale. Accordingly, these investments are carried at estimated fair value. In 1992, fixed maturities were classified as held to maturity and were carried at amortized cost. Equity securities are classified as available for sale and are carried at estimated fair value, which is consistent with the accounting treatment in 1992. The adoption of this statement resulted in an increase in the carrying value of fixed maturity investments of $8.2 million and an increase in Shareholders' equity of $5.3 million, net of related deferred taxes at December 31, 1993.
      Investment income is net of investment expenses. Realized investment gains and losses are determined on the basis of specific costs. Unrealized gains and losses on equity securities and fixed maturities available for sale, net of deferred income taxes, are included in Shareholders' equity.
      The carrying values of short-term investments, investment income accrued and securities transactions in the course of settlement approximate their fair value.

INCOME TAXES Deferred income taxes are provided for unrealized appreciation on equity securities and fixed maturities available for sale, prepaid acquisition costs and other items which are the result of temporary differences in the treatment of such items for tax return and financial statement purposes.

FIXED ASSETS Fixed assets are carried at cost less accumulated depreciation. Depreciation is calculated on the basis of estimated useful lives using straight-line and accelerated methods. Upon retirement or replacement, any gain or loss is included in operations. Certain internal system development costs are capitalized and amortized over a five year period.

PARTICIPATION IN POOLS AND ASSOCIATIONS The Company accounts for pools and associations on a proportionate basis for all transactions in the Statements of Operations and Financial Position.
      Participation in pools and associations also includes the Company's equity in the Engineering Insurance Group ("EIG"). In 1988, the Company entered into an agreement with General Reinsurance Corporation to form EIG, an unincorporated association which provides property insurance to businesses outside North America. Each company has a 50 percent participation in the association. On March 1, 1990, EIG established a wholly owned subsidiary, the Engineering Insurance Company Limited ("EICL"), in London, England. EICL was capitalized at $100 million. The capitalization of EICL is partially funded by a private placement of $80 million of medium-term notes issued by EIG and guaranteed by either or both the Company and General Reinsurance Company. At December 31, 1993, $67.0 million of these medium-term notes were outstanding. In 1993, the Company changed its method of presenting its participation in EIG from the proportional consolidation method to the equity method of accounting. The Company's share of revenue and expenses is included on the Statements of Operations as Equity in operations of insurance association. All prior year amounts have been reclassified accordingly.

2. Changes in Accounting Principles

As discussed in Note 1, the Company adopted FAS 115 in 1993.
      In 1993, the Company adopted Statement of Financial Accounting Standards No. 112 ("FAS 112"), "Employers Accounting for Postemployment Benefits" with retroactive application to January 1, 1993 (see Note 14).
      In 1993, the Company adopted Statement of Financial Accounting Standards No. 113 ("FAS 113"), "Accounting and Reporting for Reinsurance of Short-Duration and Long-Duration Contracts". All amounts on the Statements of Financial Position were reclassified accordingly (see Note 9).
      In 1992, the Company adopted Statement of Financial Accounting Standards No. 106 ("FAS 106"), "Employers Accounting for Postretirement Benefits Other Than Pensions". Under FAS 106 the expense for these benefits was $2.3 million and $2.0 million in 1993 and 1992, respectively. Prior to 1992 these costs were expensed as claims were paid (See Note 14). The Company also adopted the provisions of Statement of Financial Accounting Standards No. 109 ("FAS 109") "Accounting for Income Taxes" (see Note 10).

3. Restructuring

In September of 1993, the Company recorded a $20 million charge for the cost of restructuring its insurance and engineering services businesses. Restructuring costs include severance and other costs related to approximately 300 planned staff reductions and charges related to a realignment of the Company's operations.

4. Segment Information

The Company operates three principal businesses -- insurance, engineering services and investments. Revenues, expenses and receivables are shown for these segments in the Company's financial statements. The Company does not allocate assets, other than receivables, between business segments because the allocations would be immaterial.
      Revenues, net income and assets associated with operations outside of the United States are less than 10 percent of consolidated totals.
      The Company derives approximately 10 percent of its revenues from contracts with various agencies and departments of the U.S. government.

5. Statutory Financial Information

Annual statements for state insurance regulatory authorities are prepared using an accounting method prescribed or permitted by such authorities (statutory basis). Statutory accounting practices differ in certain respects from generally accepted accounting principles (GAAP). With respect to the Company's financial statements, these differences are primarily comprised of the accounting for prepaid acquisition costs, deferred income taxes, certain non-insurance affiliates and employee benefit plans. At year-end 1993 and 1992, policyholders' surplus on a statutory basis was $259.2 million and $307.6 million, respectively. Consolidated statutory net income for 1993, 1992 and 1991 was $19.7 million, $41.8 million and $59.8 million, respectively.
      Various existing insurance and corporate laws, regulations and rulings restrict payments of dividends. Without prior regulatory approval, at least $25.9 million of retained earnings have no restrictions relating to distributions to shareholders in 1994.

6. Investments

INCOME FROM INVESTMENT OPERATIONS                                  1993          1992            1991

Investment income:
   Short-term interest  . . . . . . . . . . . . . . . . . . . . . $   1.3        $  1.8          $  3.7
   Fixed maturities:
      Taxable interest  . . . . . . . . . . . . . . . . . . . . .     3.7           2.3             2.1
      Tax exempt interest . . . . . . . . . . . . . . . . . . . .     2.1           2.1             1.8
      Redeemable preferred dividends  . . . . . . . . . . . . . .     6.9           8.3            10.5
   Equity securities:
      Common dividends  . . . . . . . . . . . . . . . . . . . . .    10.5          10.7            11.4
      Non-redeemable preferred dividends  . . . . . . . . . . . .     6.3           6.6             6.3
   Other  . . . . . . . . . . . . . . . . . . . . . . . . . . . .     1.0           2.3             2.7
                                                                   ------        ------          ------
         Total investment income  . . . . . . . . . . . . . . . .    31.8          34.1            38.5
   Investment expenses  . . . . . . . . . . . . . . . . . . . . .    (2.5)         (2.1)           (2.0)
                                                                   ------        ------          ------
         Net investment income  . . . . . . . . . . . . . . . . .    29.3          32.0            36.5
                                                                   ------        ------          ------

Realized investment gains (losses):
   Fixed maturities:
      Bonds   . . . . . . . . . . . . . . . . . . . . . . . . . .      .4            .3            (1.7)
      Redeemable preferred stocks . . . . . . . . . . . . . . . .      .2            --             (.7)
   Equity securities:
      Common stocks   . . . . . . . . . . . . . . . . . . . . . .    21.3          23.7            36.0
      Non-redeemable preferred stocks . . . . . . . . . . . . . .     4.2           6.8              .3
                                                                   ------        ------          ------
         Realized investment gains  . . . . . . . . . . . . . . .    26.1          30.8            33.9
                                                                   ------        ------          ------

Income from investment operations . . . . . . . . . . . . . . . . $  55.4        $ 62.8          $ 70.4
                                                                   ======        ======          ======

UNREALIZED INVESTMENT GAINS
Equity securities:
      Gains . . . . . . . . . . . . . . . . . . . . . . . . . . . $  59.3        $ 75.7          $ 97.0
      Losses  . . . . . . . . . . . . . . . . . . . . . . . . . .    (6.1)         (4.8)           (4.2)
Fixed Maturities: Available for sale
      Gains . . . . . . . . . . . . . . . . . . . . . . . . . . .     9.1            --             --
      Losses  . . . . . . . . . . . . . . . . . . . . . . . . . .     (.9)           --             --
Foreign exchange  . . . . . . . . . . . . . . . . . . . . . . . .    (2.2)         (1.4)             .3
                                                                   ------        ------          ------
      Total unrealized investment gains . . . . . . . . . . . . .    59.2          69.5            93.1
Income taxes  . . . . . . . . . . . . . . . . . . . . . . . . . .   (15.0)        (17.6)          (25.0)
                                                                   ------        ------          ------
      Unrealized investment gains, net of tax . . . . . . . . . . $  44.2        $ 51.9          $ 68.1
                                                                   ======        ======          ======

FIXED MATURITIES
The amortized cost, estimated fair values (determined principally based upon quoted market prices) and gross unrealized gains and losses of fixed maturities at December 31 were as follows:

                                                              1993 AVAILABLE FOR SALE
                                             --------------------------------------------------------
                                                            Estimated           Gross           Gross
                                             Amortized           Fair      Unrealized      Unrealized
Category                                          Cost          Value           Gains          Losses
- -----------------------------------------------------------------------------------------------------
Redeemable preferred stocks . . . . . . . . .  $  72.3         $ 76.3         $   4.6         $    .6
States and municipalities   . . . . . . . . .     28.9           31.2             2.5              .2
Foreign governments . . . . . . . . . . . . .     26.6           28.4             1.8              --
Corporate and other . . . . . . . . . . . . .     18.7           18.8              .2              .1
U.S. Treasury and agencies  . . . . . . . . .       .2             .2              --              --
                                                ------         ------          ------          ------
   Total fixed maturities   . . . . . . . . . $  146.7        $ 154.9         $   9.1         $    .9
                                                ======         ======          ======          ======


                                                               1992 HELD TO MATURITY
                                             --------------------------------------------------------
                                                            Estimated           Gross           Gross
                                             Amortized           Fair      Unrealized      Unrealized
Category                                          Cost          Value           Gains          Losses
- -----------------------------------------------------------------------------------------------------
Redeemable preferred stocks . . . . . . . . . $   82.6        $  86.4        $    4.0        $     .2
States and municipalities   . . . . . . . . .     28.4           30.0             1.9              .3
Foreign governments . . . . . . . . . . . . .     26.6           27.2              .7              .1
Corporate and other . . . . . . . . . . . . .     13.8           13.8              --              --
U.S. Treasury and agencies  . . . . . . . . .       .2             .2              --              --
                                                ------         ------          ------          ------
   Total fixed maturities   . . . . . . . . . $  151.6        $ 157.6        $    6.6        $     .6
                                                ======         ======          ======          ======

The amortized cost and estimated fair value of fixed maturities at December 31, 1993 are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to prepay obligations.

                                                                            1993 AVAILABLE FOR SALE
                                                                          ---------------------------
                                                                                            Estimated
                                                                          Amortized              Fair
Maturity                                                                       Cost             Value
- -----------------------------------------------------------------------------------------------------
Due in one year or less . . . . . . . . . . . . . . . . . . . . . . . . .  $    4.6        $      4.8
Due after one year through five years   . . . . . . . . . . . . . . . . .      19.6              21.2
Due after five years through ten years  . . . . . . . . . . . . . . . . .      30.7              32.4
Due after ten years . . . . . . . . . . . . . . . . . . . . . . . . . . .      19.5              20.2
                                                                            -------         ---------
                                                                               74.4              78.6
Redeemable preferred stocks . . . . . . . . . . . . . . . . . . . . . . .      72.3              76.3
                                                                            -------         ---------
   Total fixed maturities   . . . . . . . . . . . . . . . . . . . . . . .  $  146.7        $    154.9
                                                                            =======         =========

Gross gains of $.4 million were realized on sales (excluding calls and redemptions) of fixed maturities in 1993.

EQUITY SECURITIES
The cost, estimated fair values (determined principally based upon quoted market prices) and gross unrealized gains and losses of equity securities at December 31 were as follows:

                                                                        1993
                                                 ----------------------------------------------------
                                                            Estimated           Gross           Gross
                                                                 Fair      Unrealized      Unrealized
Category                                         Cost           Value           Gains          Losses
- -----------------------------------------------------------------------------------------------------
Common stocks . . . . . . . . . . . . . . . . $  163.4        $ 205.7         $  48.0         $   5.7
Non-redeemable preferred stocks . . . . . . .     73.4           84.3            11.3              .4
                                               -------         ------         -------         -------
   Total equity securities  . . . . . . . . . $  236.8        $ 290.0         $  59.3         $   6.1
                                               =======         ======         =======         =======

                                                                        1992
                                                 ----------------------------------------------------
                                                           Estimated           Gross            Gross
                                                                Fair       Unrealized      Unrealized
Category                                         Cost          Value           Gains           Losses
- -----------------------------------------------------------------------------------------------------
Common stocks . . . . . . . . . . . . . . . . $  170.8        $ 235.1        $   67.5        $    3.2
Non-redeemable preferred stocks . . . . . . .     68.2           74.8             8.2             1.6
                                               -------         ------         -------         -------
   Total equity securities  . . . . . . . . . $  239.0        $ 309.9        $   75.7        $    4.8
                                               =======         ======         =======         =======


7. Engineering Services Receivable

Engineering services receivable is summarized as follows:

                                                                               1993            1992
Amounts billed  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  $   47.3        $   43.9
Amounts unbilled  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      26.1            22.3
Amounts due upon completion of contracts  . . . . . . . . . . . . . . . . .       6.2             5.4
                                                                              -------         -------
                                                                                 79.6            71.6
Less reserve for bad debts  . . . . . . . . . . . . . . . . . . . . . . . .       (.6)            (.4)
                                                                              -------         -------
   Engineering services receivable  . . . . . . . . . . . . . . . . . . . .  $   79.0        $   71.2
                                                                              =======         =======

8. Fixed Assets

Fixed assets are summarized as follows:

                                                                               1993            1992
Land and buildings  . . . . . . . . . . . . . . . . . . . . . . . . . . . .   $   7.4        $    7.4
Furniture, equipment and other  . . . . . . . . . . . . . . . . . . . . . .     113.9           119.8
                                                                              -------         -------
                                                                                121.3           127.2
Less accumulated depreciation . . . . . . . . . . . . . . . . . . . . . . .     (57.0)          (59.8)
                                                                              -------         -------
   Fixed assets . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  $   64.3        $   67.4
                                                                              =======         =======

9. Reinsurance

The components of net written and net earned insurance premiums were as follows:

                                                                1993           1992            1991
Written premiums:
   Direct   . . . . . . . . . . . . . . . . . . . . . . . .   $ 246.1        $  245.8        $  242.0
   Assumed  . . . . . . . . . . . . . . . . . . . . . . . .     131.0           125.1           103.5
   Ceded  . . . . . . . . . . . . . . . . . . . . . . . . .     (32.6)          (19.9)          (20.5)
                                                               ------         ------          -------
      Net written insurance premiums  . . . . . . . . . . .   $ 344.5        $  351.0        $  325.0
                                                               ======         ======          =======
Earned premiums:
   Direct   . . . . . . . . . . . . . . . . . . . . . . . .   $ 246.9        $  245.0        $  235.2
   Assumed  . . . . . . . . . . . . . . . . . . . . . . . .     131.6           117.3           102.1
   Ceded  . . . . . . . . . . . . . . . . . . . . . . . . .     (29.3)          (19.4)          (18.5)
                                                               ------         -------         -------
      Net earned insurance premiums . . . . . . . . . . . .   $ 349.2        $  342.9        $  318.8
                                                               ======         =======         =======

The Company writes direct business through agencies and brokerage firms. In addition, the Company assumes boiler and machinery exposures from over 100 insurance companies and several insurance pools. The Company participates in reinsurance ceded agreements to control its exposure to losses. In the unlikely event that ceded reinsurers are unable to meet their obligations, the Company would continue to have primary liability to policyholders for losses incurred. As a result of the adoption of FAS 113, reinsurance recoverable on unpaid claims and the unearned portion of ceded reinsurance premiums are reported as assets, rather than netted against the related liability accounts. The adoption of FAS 113 did not have any impact on net income for 1992 or 1993. The Company is not party to any contracts which do not comply with the risk transfer provisions of FAS 113. During the year the Company recorded $42.1 million of reinsurance recoveries as a reduction of its claims and adjustment expense. At December 31, 1993 reinsurance recoverable on paid losses was $1.4 million and reinsurance recoverable on unpaid losses was $43.1 million.

10. Income Taxes

TAX PROVISION
The tax provision (benefit) is comprised of the following:

                                        1993                     1992                      1991
                                  ----------------          ---------------           ----------------
                                              % of                     % of                       % of
                                           Pre-Tax                  Pre-Tax                    Pre-Tax
                                  Amount    Income          Amount   Income           Amount    Income
                                  ------    ------          ------   ------           ------    ------
Income before taxes . . . . . . .  $16.9       100%          $73.4      100%          $101.0       100%
                                   -----     -----           -----    -----            -----     -----
Tax at statutory rates  . . . . .  $ 5.9        35%          $25.0       34%           $34.4        34%
Income taxed at foreign rates . .     .1        --              .2       --               .2        --
Dividends received deduction  . .   (5.7)      (34)           (5.6)      (8)            (6.4)       (6)
Tax exempt interest . . . . . . .    (.7)       (4)            (.7)      (1)             (.7)       (1)
Restructuring . . . . . . . . . .    3.5        21              --       --               --        --
Tax credits and other . . . . . .     .7         4            (1.8)      (2)             (.4)       --
                                   -----     -----           -----    -----            -----     -----
Total income taxes  . . . . . . .   $3.8        22%          $17.1       23%           $27.1        27%
                                   =====     =====           =====    =====            =====     =====

DEFERRED INCOME TAXES

Deferred income taxes reflect the net tax effect of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company's deferred tax liabilities and assets as of December 31, 1993 and 1992 are as follows:

                                                                               1993            1992
Deferred tax liabilities:
Prepaid acquisition costs . . . . . . . . . . . . . . . . . . . . . . . . .  $  (10.5)       $ (10.5)
Accelerated depreciation  . . . . . . . . . . . . . . . . . . . . . . . . .      (3.8)          (3.8)
Pension asset . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      (7.7)          (7.0)
Unrealized investment gains . . . . . . . . . . . . . . . . . . . . . . . .     (20.8)         (23.5)
Other -- net. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      (6.1)          (4.6)
                                                                              -------         ------
   Total deferred tax liabilities . . . . . . . . . . . . . . . . . . . . .     (48.9)         (49.4)

Deferred tax assets:
Benefit plans . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  $   10.9        $    8.1
Capital lease . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       3.5             2.9
Unearned insurance premiums . . . . . . . . . . . . . . . . . . . . . . . .      11.9            11.4
Loss reserve discounting  . . . . . . . . . . . . . . . . . . . . . . . . .       8.4             5.9
Restructuring . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       2.8              --
Other -- net  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       4.5             5.6
                                                                              -------         -------
   Total deferred tax assets  . . . . . . . . . . . . . . . . . . . . . . .      42.0            33.9
                                                                              -------         -------
   Net deferred tax liabilities   . . . . . . . . . . . . . . . . . . . . .  $   (6.9)       $  (15.5)
                                                                              =======         =======

OTHER INFORMATION

Income taxes paid amounted to $3.5 million, $25.8 million and $30.1 million in 1993, 1992 and 1991, respectively. Federal income tax returns for the years 1992, 1991 and 1990 are open to examination by the Internal Revenue Service. If examined, no significant tax adjustments are anticipated. In February 1992, the Financial Accounting Standards Board issued FAS 109, "Accounting for Income Taxes". The standard prescribes the methodology for calculating and reporting the provision for income taxes in the financial statements. The Company adopted the provisions of the standard in its 1992 financial statements, with retroactive application to December 31, 1989.

11. Leases

The Company leases its home office facility at One State Street under a long-term capital lease with the One State Street Limited Partnership. The lease obligation of $26.1 million was recorded at July 1, 1983 at an interest rate of 15 percent. Accumulated amortization was $7.8 million and $7.1 million at December 31, 1993 and 1992, respectively. Terms of the lease require annual payments of approximately $4.0 million a year through June 30, 2018. In addition, the Company is required to pay over the lease term a proportional share of the variable operating expenses of the facility. This amounted to approximately $2.9 million for the years ended 1993, 1992 and 1991.
      The Company owns the One State Street land and leases it to the One State Street Limited Partnership. The Company receives a base rental for the land and a participation in the cash flow of the Partnership. The Company has a right of first refusal should the Partnership decide to sell the facility. If the Company does not exercise its right of first refusal it will receive 65 percent of the net sale proceeds.
      In addition to its home office facility, the Company leases facilities and certain equipment which are accounted for as operating leases. Lease expenses amounted to $14.7 million, $14.5 million and $11.5 million in 1993, 1992 and 1991, respectively.
      At December 31, 1993, minimum rental commitments under noncancelable leases accounted for as operating leases with initial or remaining terms of more than one year were as follows:

         Years ended December 31,
         1994 . . . . . . . . . . . . . . . . . . . . . . . . .  $ 12.5
         1995 . . . . . . . . . . . . . . . . . . . . . . . . .    11.0
         1996 . . . . . . . . . . . . . . . . . . . . . . . . .    10.0
         1997 . . . . . . . . . . . . . . . . . . . . . . . . .     8.7
         1998 . . . . . . . . . . . . . . . . . . . . . . . . .     7.0
         1999 and thereafter  . . . . . . . . . . . . . . . . .     9.1
                                                                  -----
         Total  . . . . . . . . . . . . . . . . . . . . . . . .  $ 58.3
                                                                  =====

12. Debt

During 1993 the Company borrowed on a short-term basis through its commercial paper program which has a limit of $75 million. Current maturities of long-term debt in the amount of $.1 million are included within short-term debt. Total interest paid on short-term and long-term debt amounted to $1.8 million, $2.6 million and $4.0 million in 1993, 1992 and 1991, respectively.

13. Pension Plans

The Company maintains various types of pension plans covering employees of HSB and certain affiliates. The expense for all plans was $3.7 million, $3.3 million and $2.6 million in 1993, 1992 and 1991, respectively. The Company's funding policy is to contribute an amount necessary to satisfy the minimum requirements of applicable regulations plus such additional amounts as the Company may determine appropriate.

The pension expense for the U.S. pension plans is a net credit to earnings for 1993, 1992 and 1991 due to the over funded status of the primary plan. The components of the credit are as follows:

                                                                 1993           1992            1991
Service costs . . . . . . . . . . . . . . . . . . . . . . .   $   3.2        $    3.4        $    3.1
Interest costs  . . . . . . . . . . . . . . . . . . . . . .       9.3             8.6             7.3
Return on assets  . . . . . . . . . . . . . . . . . . . . .      (5.2)           (5.1)          (27.5)
Net amortization and deferral . . . . . . . . . . . . . . .     (11.0)           (9.5)           14.1
                                                               ------         -------         -------
   Net pension credit   . . . . . . . . . . . . . . . . . .   $  (3.7)       $   (2.6)       $   (3.0)
                                                               ======         =======         =======

The following table represents a reconciliation of the U.S. plans' funded status and the amounts recognized in the Company's Statements of Financial Position at December 31:

                                                      Funded                          Unfunded
                                                1993            1992            1993           1992
                                                --------------------            -------------------
Actuarial present value of
   benefit obligations:
Vested benefit obligation . . . . . . . . . . $   86.1        $  66.8        $   19.6        $   13.0
                                              ========        =======        ========        ========
Accumulated benefit obligation  . . . . . . . $   86.9        $  67.5        $   20.8        $   15.4
                                              ========        =======        ========        ========
Projected benefit obligation  . . . . . . . . $  108.2        $  85.0        $   23.4        $   17.7
Assets available for plan benefits
   (equity securities and fixed income
   investments at fair value)   . . . . . . .    147.5          147.6              --              --
                                              --------        -------        --------        --------
Assets in excess of (less than)
   projected benefit obligation . . . . . . .     39.3           62.6           (23.4)          (17.7)
FAS 87 unamortized net
   transition asset (obligation)                  16.9           19.0            (1.8)           (2.2)
Unrecognized prior service costs                  (2.2)          (2.5)           (3.3)           (3.3)
Unrecognized net gain (loss)  . . . . . . . .     (8.1)          19.8            (7.0)           (3.0)
                                              --------        -------        --------        --------
Unrecognized net asset (liability)                 6.6           36.3           (12.1)           (8.5)
Additional liability  . . . . . . . . . . . .       --             --            (5.0)             --
                                              --------        -------        --------        --------
   Net pension asset (liability)  . . . . . . $   32.7        $  26.3        $  (16.3)       $   (9.2)
                                              ========        =======        ========        ========

Assumptions used for the primary U.S. plan at years ended:

                                                                1993            1992           1991
      Discount rate                                             7.50%           8.50%           8.50%
      Long-term rate of return on assets                        9.50%          10.50%          10.50%
      Rate of increase in future compensation levels            5.50%           6.30%           6.80%

The benefits payable under the Company's pension plans are based on a combination of years of service and compensation level. Generally, vesting occurs if a plan participant has at least five years of service or meets other criteria. Assets available for plan benefits include approximately $14.9 million of Company stock.

14. Postretirement and Postemployment Plans

POSTRETIREMENT PLANS
The Company makes available health care and life insurance benefits for retired employees of HSB and certain affiliates.
      The Company made contributions to the plans in 1993 as claims were incurred. Contributions totaled $1.8 million, $1.4 million and $1.3 million for the years ended December 31, 1993, 1992 and 1991, respectively. At December 31, 1993 and 1992, these plans were unfunded. Retirees' contributions to these plans vary, based upon the retiree's age, years of service and election of coverage. The Company amends the plan from time to time changing the contribution rate of retirees and amounts of coverage.

Components of net periodic postretirement benefit cost are:

                                                                               Years Ended December 31,
                                                                               ------------------------
                                                                               1993            1992
         Service cost . . . . . . . . . . . . . . . . . . . . . . . . . . . . $    .2        $     .1
         Interest cost  . . . . . . . . . . . . . . . . . . . . . . . . . . .     2.1             1.9
                                                                               ------         -------
         Net periodic postretirement benefit cost . . . . . . . . . . . . . . $   2.3        $    2.0
                                                                               ======         =======

The following table sets forth the amounts recognized in the Company's Statements of Financial Position:

                                                                                   At December 31,
                                                                               --------------------
                                                                               1993            1992
Accumulated postretirement benefit obligations for:
         Retirees . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . $  21.6        $   19.3
         Other fully eligible plan participants   . . . . . . . . . . . . . .     1.5             1.4
         Other active plan participants . . . . . . . . . . . . . . . . . . .     4.7             2.6
                                                                               ------         -------
Total accumulated postretirement benefit obligation                              27.8            23.3
Unrecognized net loss                                                            (3.9)             --
                                                                               ------         -------
Accrued postretirement benefit liability                                      $  23.9        $   23.3
                                                                               ======         =======

The assumptions used to calculate the above obligations are as follows:

                                                                                   At December 31,
                                                                                 -------------------
                                                                                 1993           1992
         Weighted-average discount rate  . . . . . . . . . . . . . . . . . . .     7.5%            8.5%
         Current year health care cost trend rate  . . . . . . . . . . . . . .    16.0%           18.0%
         Ultimate health care cost trend rate  . . . . . . . . . . . . . . . .     6.0%            6.5%
         Number of years to reach ultimate . . . . . . . . . . . . . . . . . .       8               8

The health care cost trend rate assumption has a significant effect on the amounts reported. To illustrate, increasing the assumed health care cost trend rates by 1 percent in each year would increase the accumulated postretirement benefit obligation as of January 1, 1993 of $25.2 million by approximately $1.6 million and the aggregate of the service and interest cost for the year ended December 31, 1993 by approximately $.1 million.

POSTEMPLOYMENT PLANS
The Company makes available to employees of HSB and certain affiliates postemployment benefits such as short-term and long-term disability, medical continuation and workers compensation. In 1993, the Company adopted the provisions of FAS 112 which requires the Company to accrue for the cost of these benefits when certain conditions exist, rather than report these benefits on a cash basis, which had been the prior accounting practice.
      The adoption of FAS 112 resulted in a non-cash, after-tax charge of $3.6 million or $.17 per share. This charge was recognized as the cumulative effect of a change in accounting principle in the Statements of Operations.

15. Stock Option Plans
The Company has a Stock Option Plan under which key employees of the Company and its subsidiaries may be granted restricted stock and stock options.
      The Company's restricted stock is an award of common shares that may not be sold or transferred during the restriction period, usually three years, from the date on which the award is granted. During the restriction period, the employee is the registered owner, receives dividends and may vote the restricted shares. When the restriction period ends, the stock certificates are delivered to the employee. Compensation expense is based on the market value of the Company's common stock at the date of grant and is recognized over the period of the restriction. Compensation expense for this plan in 1993, 1992 and 1991 was $3.3 million, $4.0 million, and $3.9 million, respectively. The unamortized compensation expense related to this plan is included in Benefit plans in the Statements of Financial Position. These amounts were $3.0 million and $4.6 million in 1993 and 1992, respectively.
      A stock option award under the Company's stock option plan allows for the purchase of the Company's common stock at no less than the market price on the date of grant. Options granted to-date are exercisable no earlier than one year after the grant date and expire no more than seven years from the date of grant.

Information with respect to restricted stock and stock options follows:

                                                                Options Outstanding
                                               Shares       ---------------------------
                                              Available                       Average
                                              For Grant       Shares       Option Price
                                              ---------     ---------      ------------
Balance, December 31, 1990  . . . . . . .      365,699        486,003        $  45.07

Options granted . . . . . . . . . . . . .     (228,100)       228,100           62.25
Options forfeited (exercised) . . . . . .        3,400       (159,709)          31.43
Restricted stock granted  . . . . . . . .      (86,800)            --              --
                                             ---------      ---------       ---------

Balance, December 31, 1991  . . . . . . .       54,199        554,394           56.07

Authorized  . . . . . . . . . . . . . . .    1,000,000             --              --
Options granted   . . . . . . . . . . . .     (263,600)       263,600           51.58
Options forfeited (exercised) . . . . . .        7,800        (41,011)          36.51
Restricted stock granted  . . . . . . . .      (47,051)            --              --
                                             ---------      ---------       ---------

Balance, December 31, 1992  . . . . . . .      751,348        776,983           55.58

OPTIONS GRANTED . . . . . . . . . . . . .     (355,400)       355,400           55.39
OPTIONS FORFEITED (EXERCISED) . . . . . .        8,800        (37,283)          40.22
RESTRICTED STOCK GRANTED  . . . . . . . .      (29,220)            --              --
                                             ---------      ---------       ---------
BALANCE, DECEMBER 31, 1993  . . . . . . .      375,528      1,095,100        $  56.03
                                             =========      =========       =========

In 1989, the Company established a Restricted Stock Plan for non-employee Directors of the Company. Stock awards are made on the date of the annual meeting to each Director elected or continuing in office. The maximum number of restricted shares which may be granted under the Plan shall be 20,000 shares of common stock. Under this plan, 1,413 and 1,740 and 1,440 shares of restricted stock were granted in 1993, 1992 and 1991, respectively.

16. Employee Stock Ownership Plan

The Company has an Employee Stock Ownership Plan (ESOP) and a Trust to administer the Plan. In 1985, the Trust borrowed $15 million from commercial lenders at 9.57 percent and purchased 1,142,856 newly issued shares of the Company's common stock (adjusted to reflect stock splits since that date). The Company guaranteed the loan and the shares held in the Trust are pledged as collateral.
      The loan is reported as a liability and the cost of unallocated shares related to the ESOP is included under Benefit plans on the Company's Statements of Financial Position. The cost of unallocated shares was $2.6 million, $4.1 million and $5.6 million in 1993, 1992 and 1991, respectively.
      Contributions made by the Company plus the dividends on the unallocated shares held by the Trust are used to make interest and principal payments of approximately $2.3 million per year over the 10-year term. Shares are allocated to the account of each participant with one or more years of service, based on salary, and become fully vested after five years of service.

Components of the ESOP expense were as follows:

                                                                 1993           1992            1991
         Amortization of allocated shares . . . . . . . . . .   $ 1.9           $ 1.8          $  1.6
         Interest expense   . . . . . . . . . . . . . . . . .      .5              .6              .8
         Dividends paid on unallocated shares . . . . . . . .     (.7)            (.9)           (1.0)
         Proceeds from sale of forfeited shares . . . . . . .     (.1)            (.1)             --
                                                                 ----            ----           -----
         ESOP expense . . . . . . . . . . . . . . . . . . . .   $ 1.6           $ 1.4          $  1.4
                                                                 ====            ====           =====

At December 31, 1993, the Trust held approximately 315,000 shares of stock not allocated to employees.

17. Stock Purchase Rights

On November 28, 1988, the Board of Directors created and authorized 250,000 shares of Series A Junior Participating Preferred Stock at no par value and declared a dividend distribution of one right for each outstanding share of common stock to shareholders of record on December 8, 1988.
      The rights will separate from the common stock and become exercisable if a person or group acquires ownership of 20 percent or more of the outstanding common stock of the Company, commences a tender or exchange offer to acquire 20 percent or more of the outstanding shares, or if any person or group has become the beneficial owner of an amount of common stock which the Board determines to be substantial and not in the best interest of the shareholders.
      The rights entitle holders to purchase preferred shares at an exercise price of $110 per share. If an acquiror obtains 20 percent or more of the Company's common stock and the Board of Directors determines that such acquisition is not in the best interest of the shareholders, the rights will entitle holders to purchase common shares of the Company at a discount. If the Company is involved in a merger or other transactions in which shares are exchanged, the rights will entitle holders to purchase common shares of the acquiror at a discount.
      The rights expire on November 28, 1998 and may be redeemed by the Company for $.01 per right any time until the tenth business day following public announcement that a 20 percent position has been acquired.

18. Consolidated Quarterly Data (Unaudited)

                                                 FIRST         SECOND           THIRD          FOURTH
1993                                           QUARTER        QUARTER         QUARTER         QUARTER           YEAR
                                               ---------------------------------------------------------------------
Insurance premiums  . . . . . . . . . . . .   $   87.7        $  88.0        $   86.3        $   87.2        $ 349.2
Net engineering services  . . . . . . . . .       56.8           58.0            59.3            57.4          231.5
Net investment income . . . . . . . . . . .        7.5            7.8             7.3             6.7           29.3
Realized investment gains   . . . . . . . .        7.8            7.6             6.5             4.2           26.1
                                              --------        -------        --------        --------        -------
   Total revenues   . . . . . . . . . . . .   $  159.8        $ 161.4        $  159.4        $  155.5        $ 636.1
                                              ========        =======        ========        ========        =======
Income (loss) before taxes and
    accounting change   . . . . . . . . . .   $   24.0       $    6.1        $  (29.7)       $   16.5        $  16.9
Income taxes (benefits) . . . . . . . . . .       (6.2)           (.6)            7.1            (4.1)          (3.8)
                                              --------        -------        --------        --------        -------
Income (loss) before accounting change  . .       17.8            5.5           (22.6)           12.4           13.1
Cumulative effect of
   accounting change    . . . . . . . . . .       (3.6)            --              --              --           (3.6)
                                              --------        -------        --------        --------        -------
Net income (loss) . . . . . . . . . . . . .   $   14.2       $    5.5        $  (22.6)       $   12.4        $   9.5
                                              ========        =======        ========        ========        =======
Per common share:
   Income (loss) before
      accounting change . . . . . . . . . .   $    .86        $   .26        $  (1.09)       $    .60        $   .63
   Cumulative effect of
      accounting change . . . . . . . . . .       (.17)            --              --              --           (.17)

   Net income (loss)    . . . . . . . . . .   $    .69        $   .26        $  (1.09)       $    .60        $   .46
                                              ========        =======        ========        ========        =======
   Dividends declared   . . . . . . . . . .   $    .53        $   .53        $    .53        $    .53        $  2.12

Common stock price ranges:
   High   . . . . . . . . . . . . . . . . .   $ 59 1/2        $58            $ 54 5/8        $ 49 5/8        $59 1/2
   Low    . . . . . . . . . . . . . . . . .     54 3/8         52 1/2          43 3/4          43 1/4         43 1/4
   Close  . . . . . . . . . . . . . . . . .     57 1/4         54 5/8          48 1/2          44 1/2         44 1/2
Shareholders at year-end  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  5,603

                                                 FIRST         SECOND           THIRD          FOURTH
1992                                           QUARTER*       QUARTER*        QUARTER*        QUARTER           YEAR
                                              ----------------------------------------------------------------------
Insurance premiums  . . . . . . . . . . . .   $   83.2        $  85.4        $   86.5        $   87.8        $ 342.9
Net engineering services  . . . . . . . . .       54.3           60.5            59.7            56.5          231.0
Net investment income . . . . . . . . . . .        8.5            8.0             7.5             8.0           32.0
Realized investment gains   . . . . . . . .        7.9            7.4             7.4             8.1           30.8
                                              --------        -------        --------        --------        -------
   Total revenues   . . . . . . . . . . . .   $  153.9        $ 161.3        $  161.1        $  160.4        $ 636.7
                                              ========        =======        ========        ========        =======
Income before taxes and
    accounting change   . . . . . . . . . .   $   24.9        $  26.0        $    1.4        $   21.1        $  73.4
Income taxes (benefits) . . . . . . . . . .       (7.1)          (7.5)            1.4            (3.9)         (17.1)
                                              --------        -------        --------        --------        -------
Income before accounting change . . . . . .       17.8           18.5             2.8            17.2           56.3
Cumulative effect of
   accounting change    . . . . . . . . . .      (15.1)            --              --              --          (15.1)
                                              --------        -------        --------        --------        -------
Net income  . . . . . . . . . . . . . . . .   $    2.7       $   18.5        $    2.8        $   17.2        $  41.2
                                              ========        =======        ========        ========        =======
Per common share:
   Income before accounting change  . . . .   $    .85        $   .89        $    .13        $    .83        $  2.71
   Cumulative effect of
      accounting change . . . . . . . . . .       (.72)            --              --              --           (.73)
                                              --------        -------        --------        --------        -------
   Net income   . . . . . . . . . . . . . .   $    .13        $   .89        $    .13        $    .83        $  1.98
                                              ========        =======        ========        ========        =======
   Dividends declared   . . . . . . . . . .   $    .50        $   .50        $    .53        $    .53        $  2.06
Common stock price ranges:
   High   . . . . . . . . . . . . . . . . .   $ 56 5/8        $56 3/4        $ 59 1/8        $ 59 1/4        $59 1/4
   Low    . . . . . . . . . . . . . . . . .     45 1/8         47 1/2          53 1/4          54             45 1/8
   Close  . . . . . . . . . . . . . . . . .     47 7/8         55 1/8          58 3/8          58 3/8         58 3/8
Shareholders at year-end  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  5,764

*Restated to reflect adoption of FAS 106.

TEN YEAR FINANCIAL SUMMARY
(in millions, except per share data(1))

SUMMARY OF STATEMENTS OF OPERATIONS
 Revenues:
   Insurance premiums(4)  . . . . . . . . .   $  349.2    $ 342.9    $ 318.8    $  296.3    $ 286.8    $ 291.8
   Net engineering services . . . . . . . .      231.5      231.0      210.3       174.2      137.8      112.7
   Income from investment operations(4) . .       55.4       62.8       70.4        65.5       58.1       47.9
    Total revenues  . . . . . . . . . . . .      636.1      636.7      599.5       536.0      482.7      452.4
- --------------------------------------------------------------------------------------------------------------

 Income before taxes and accounting
   changes  . . . . . . . . . . . . . . . .       16.9       73.4      101.0       110.5      109.6       96.0
 Income taxes . . . . . . . . . . . . . . .        3.8       17.1       27.1        31.8       32.0       25.3
 Income before accounting changes . . . . .       13.1       56.3       73.9        78.7       77.6       70.7
 Income per share before accounting
   changes  . . . . . . . . . . . . . . . .       0.63       2.71       3.53        3.79       3.78       3.46
 Dividends paid per share . . . . . . . . .       2.12       2.03       1.85        1.70       1.50       1.15
- --------------------------------------------------------------------------------------------------------------

SUMMARY OF STATEMENTS OF FINANCIAL POSITION
 Total assets(4)(5)   . . . . . . . . . . .   $  877.9    $ 886.4    $ 843.6   $  784.6     $ 794.5    $ 730.1
 Long-term borrowings and
   capital lease obligations(4) . . . . . .       28.4       28.4       28.5       33.9        39.4       51.7
 Shareholders' equity (3) . . . . . . . . .      324.7      374.3      402.8      348.7       329.0      266.5
   Per share (3)  . . . . . . . . . . . . .      15.80      18.05      19.16      16.74       15.97      13.04
   Return on average equity before
    accounting changes(3) . . . . . . . . .        3.7%      14.8%      19.5%      23.5%       26.3%      29.1%
 Stock price per share:
   High . . . . . . . . . . . . . . . . . .   $  59.50    $ 59.25    $ 63.75    $ 62.13     $ 59.25    $ 36.75
   Low  . . . . . . . . . . . . . . . . . .      43.25      45.13      46.25      43.50       34.75      23.00
   Close  . . . . . . . . . . . . . . . . .      44.50      58.38      57.50      48.75       53.50      36.75
   Common shares outstanding
    at end of year  . . . . . . . . . . . .       20.5(2)    20.7(2)    21.0       20.8        20.6       20.4
- ---------------------------------------------------------------------------------------------------------------

INSURANCE(4)
 Operating gain (loss)  . . . . . . . . . .   $  (26.4)   $   1.8    $  22.9    $  40.1     $  46.2    $  46.7
   Loss ratio . . . . . . . . . . . . . . .       57.1%      50.3%      43.6%      37.1%       33.3%      35.0%
   Expense ratio  . . . . . . . . . . . . .       50.5%      49.2%      49.2%      49.4%       50.6%      49.0%
   Combined ratio   . . . . . . . . . . . .      107.6%      99.5%      92.8%      86.5%       83.9%      84.0%
- ---------------------------------------------------------------------------------------------------------------

ENGINEERING SERVICES
 Gross revenues   . . . . . . . . . . . . .   $  256.1    $ 264.7    $ 232.1    $ 193.8     $ 156.1    $ 119.0
 Subcontract & equipment resale costs . . .       24.6       33.7       21.8       19.6        18.3        6.3
   Net revenues . . . . . . . . . . . . . .      231.5      231.0      210.3      174.2       137.8      112.7
 Operating gain . . . . . . . . . . . . . .       11.8       14.7       14.0       11.4        10.6        6.9
   Gross margin . . . . . . . . . . . . . .        4.6%       5.6%       6.0%       5.9%        6.8%       5.8%
   Net margin . . . . . . . . . . . . . . .        5.1%       6.4%       6.7%       6.5%        7.7%       6.1%
- ---------------------------------------------------------------------------------------------------------------

INVESTMENTS(4)
 Net investment income  . . . . . . . . . .   $   29.3    $  32.0    $  36.5   $   37.9     $  41.7    $  35.8
 Realized investment gains  . . . . . . . .       26.1       30.8       33.9       27.6        16.4       12.1
   Income from investment operations  . . .       55.4       62.8       70.4       65.5        58.1       47.9
- ---------------------------------------------------------------------------------------------------------------

(1) All per share data has been restated to reflect stock splits.
(2) Reflects the repurchase of approximately .2 million shares in 1993, .3 million shares in 1992, 1 million shares in 1987 and 8 million shares in 1984.
(3) The Company recognized the cumulative effect of the adoption of FAS 109 "Accounting for Income Taxes", effective January 1, 1989 and restated results for 1989 through 1991. FAS 109 was adopted in 1992.
(4) Certain prior year amounts have been reclassified to conform with the Company's change in presentation of its investment in Engineering Insurance Group.
(5) Certain prior year amounts have been reclassified to conform with the 1993 presentation related to the adoption of FAS 113, "Accounting and Reporting for Reinsurance of Short-Duration and Long-Duration Contracts".

                                                     10 Year
                                                    Compound
                                                      Annual
      1987       1986        1985            1984     Growth
  $  283.5    $ 268.6    $  206.3    $      158.3      9.1%
      98.4       84.4        83.2            78.4     12.8%
      44.4       41.7        29.5            37.0      7.0%
     426.3      394.7       319.0           273.7     10.1%
- -----------------------------------------------------------

      85.6       77.1        40.8            15.8     -6.9%
      25.0       24.0         9.9             0.7     -6.9%
      60.6       53.1        30.9            15.1     -6.9%
      2.96       2.50        1.51            0.67     -3.8%
      0.95       0.55        0.42            0.38     19.1%
- -----------------------------------------------------------

  $  701.7    $ 669.7     $ 563.2    $      416.0      7.8%

      62.6       68.5        71.7            71.7
     216.7      216.3       159.5           112.0      5.8%
     10.65      10.17        7.50            5.57      9.4%

      26.9%      27.3%       23.2%           11.0%

  $  36.63    $ 25.50     $ 15.88    $       7.44     22.8%
     20.25      15.63        7.31            6.13     24.3%
     23.00      23.56       15.62            7.31     20.8%

      20.3(2)    21.3        21.3            20.1(2)
- -----------------------------------------------------------


  $   40.4    $  37.6     $  10.9    $      (25.2)
      35.6%      36.5%       40.6%           52.4%
      50.1%      49.5%       54.1%           63.5%
      85.7%      86.0%       94.7%          115.9%
- -----------------------------------------------------------


  $  102.7    $  88.2    $   84.8    $       80.1     14.0%
       4.3        3.4         1.6             1.7     36.6%
      98.4       84.8        83.2            78.4     13.0%
       6.9        4.2         6.6             9.0     10.1%
       6.7%       4.8%        7.8%           11.3%
       7.0%       5.0%        8.0%           11.5%
- ------------------------------------------------------------


  $   33.6    $  30.2    $   25.1    $       20.9      5.4%
      10.8       11.5         4.4            16.1
      44.4       41.7        29.5            37.0      7.0%

- ------------------------------------------------------------


[MARKET PRICE PER SHARE CHART -- SEE EDGAR APPENDIX]

[COMBINED RATIO CHART -- SEE EDGAR APPENDIX]

[ENGINEERING SERVICES MARGIN CHART -- SEE EDGAR APPENDIX]




41